UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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United Natural Foods, Inc.
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Dear Fellow Stockholders,
Before you cast your vote on Proposal 3 – Advisory Approval of Our Executive Compensation and Proposal 4 – Approval of an Amendment to the 2020 Equity Incentive Plan, the members of the Board of Directors encourage you to review this supplement, as well as the detailed information provided in the Compensation Discussion and Analysis and compensation tables, the explanatory discussion included with Proposal 4 – Approval of the Amendment to the 2020 Equity Incentive Plan, and our letters to stockholders, all included in the UNFI 2020 Proxy Statement.
In light of third-party reports and statements offering differing opinions and conflicting assessments about UNFI and its compensation plans, the Board of Directors believes UNFI stockholders should hear directly from us about how we view executive compensation and how that fits into our long-term strategic plan, especially in the context of the unique operational challenges we faced in the rapidly evolving macro-economic environment of 2020. We have asked stockholders to vote in favor of proposals that we believe are in the best interests of UNFI and all of its stockholders.
Highlights include:
•Our compensation structure and targets reflected the challenging business environment of the first half of fiscal 2020
•The Board of Directors provided for executive officer continuity in its decision-making, based on its business judgment as to the best interests of all stockholders
•Through our robust, ongoing stockholder engagement program, we solicited views on our compensation program and arrangements, and received positive feedback without an indication of concerns raised regarding our compensation program structure
•The Board of Directors prioritized critical elements of human capital management and succession planning in response to the global pandemic
We ask that you vote “FOR” Proposal 3 – Advisory Approval of Our Executive Compensation and “FOR” Proposal 4 – Approval of an Amendment to the 2020 Equity Incentive Plan.

Peter A. Roy, Lead Independent Director, on behalf of the Board of Directors of United Natural Foods, Inc.

1. Our Compensation Structure and Targets Reflected the Challenging Business Environment of the First Half of Fiscal 2020.
•The first half of fiscal 2020 was challenging for UNFI: we experienced a difficult operating environment in which changing consumer patterns resulted in lower retail grocery demand, and several of our significant grocery retailers filed for bankruptcy. Accordingly, we lowered our fiscal 2020 guidance in early March 2020 in recognition of the negative pressures from the macro-environment at that time.
•Many of our decisions for fiscal 2020, including decisions on how to compensate and incentivize our associates, were made at the beginning of our fiscal year (in September of 2019), and were based on the then-current operating environment and expectations for fiscal 2020, which at that time reflected lower overall retail grocery demand.
◦Our fiscal 2020 cash incentive targets were lower than our fiscal 2019 targets and actual performance due to our lowered business expectations for fiscal 2020 compared to fiscal year 2019.
◦In 2019, expectations were not met and bonuses for all of our associates, including our executives were reduced by more than half (paid out at 43% of target).
◦Based on our performance in the first half of fiscal year 2020, the 2020 targets continued to be challenging.
◦We were able to outperform fiscal 2020 targets in the second half of 2020 given the unique circumstances around the COVID-19 pandemic through our ability to capitalize on the foundation that our integration efforts provided and meet the unprecedented surge in demand, while incurring approximately $56 million of incremental operating costs to prioritize the health and safety of our associates, customers and communities.
◦Separately, our fiscal 2019 performance-based restricted stock units (PSUs), which were granted September 2018, included targets that assumed higher Supervalu performance than materialized and which projections were publicly revised in September 2019. Despite this change in expectations in the early stages of the two-year performance cycle, the Compensation Committee nevertheless chose to avoid short-term resets and did not adjust the PSU targets (at that time or prior to the vesting in the fall of 2020). It was anticipated clearly by that time that these targets would be challenging (if not impossible) ones to meet, and in fact resulted in payouts at only 24.07% of target, despite the extraordinary performance in the second year (2020).
•The governmental and other measures taken as a result of COVID-19 in March of 2020, resulting in lockdowns and recommendations to avoid public places, dramatically changed the landscape for the retail grocery business and companies like ours. The Board of Directors met frequently during this time to oversee management’s risk and response efforts.
◦As the pandemic began to unfold, we saw an extraordinary increase in demand, which we sought to meet while making investments we believed were necessary to keep our associates safe and invest in other health and wellness measures and initiatives. Over the last half of the fiscal year, changing consumer patterns and our integration efforts mitigated the pressures our business faced in the first half of the fiscal year, where food away from home was exceedingly strong and outperforming food at home.

2. The Board of Directors Prioritized Executive Officer Continuity in its Decision-making, Based on its Business Judgment as to the Best Interests of all Stockholders.
•In early 2020, our former COO, Sean Griffin, indicated he was ready to retire and was retirement eligible, which meant that his equity would have accelerated under his existing agreement, entered into in 2018 (based on actual performance with respect to PSUs and with awards granted in the year of retirement pro-rated). Moreover, even in the absence of an agreement, Mr. Griffin would have been entitled to the equity payments set forth in his agreement, like every other UNFI equity participant. In benchmarking Mr. Griffin’s amended agreement against similar agreements within our compensation peer group, the Compensation Committee noted that severance is a typical component of an executive retention plan. We prioritized ensuring Mr. Griffin’s retention for additional service in what had been a challenging environment and in circumstances where we believed that his knowledge and experience would continue to benefit our business.
•Similarly, our current CEO, Steven L. Spinner, indicated he was also ready to retire and was retirement eligible, which meant that his equity would have accelerated under his existing agreement, entered into in 2018 (based on actual performance with respect to PSUs and with awards granted in the year of retirement pro-rated). Like Mr. Griffin, Mr. Spinner would also have been entitled to the equity payments contained in his agreement and a severance component was benchmarked against compensation peer group executive retention plans. With Mr. Griffin’s announcement, the Board of Directors believed that having continuity in our leadership team was a critical priority, making Mr. Spinner’s continued leadership that much more important. In addition, the Board of Directors believed in February 2020, that it was in UNFI’s interest to avoid a potential CEO and COO transition at the same time when the Company was still focused on operational improvement in a challenging macro-environment, which included several customer bankruptcies.
•Had the Board not secured the continued service of Mr. Griffin (from February through November of 2020) and Mr. Spinner (from February 2020 through July 31, 2021), it is likely that those departures and two most senior executive transitions would have occurred during the COVID-19 pandemic. Had that occurred, the lack of key leadership stability would have severely impacted our ability to perform well in the rapidly changing environment.
3. UNFI Solicited Views on its Compensation Program and Agreements from its Stockholders and Received Overall Positive Feedback Without Indication of Concerns Regarding Program Structure.
•UNFI has a robust, ongoing stockholder engagement program and throughout fiscal 2020 spoke regularly with stockholders representing approximately half of its outstanding equity, as well as proxy advisory firms, about our compensation structure and other compensation and governance issues.
◦Stockholders articulated minor suggestions regarding compensation plans, and those were taken into account in the changes described in the proxy statement and re-stated as an annex to this letter, but no concerns were raised regarding our compensation structure, and stockholders expressed approval of our responsiveness to prior engagement efforts.
◦None of the stockholders we engaged with or ISS expressed concerns about our COO or CEO employment agreement terms, including the separation provisions of their respective agreements.
•You may have seen recent information criticizing UNFI’s compensation program. The Board of Directors believes that these critiques, many of which come from stockholders with interests that may well be different from the interests of stockholders generally, should not impact your decision on these proposals.

4. CEO 2020 Compensation was Reasonable and Below the Median for our ISS-Selected Peer Group.
•Although we do not agree with much of ISS’ characterization of our employment plans, ISS has acknowledged that, under its quantitative screen, CEO compensation rated as one of their “low concerns” and that our CEO total compensation is below the median among the ISS-chosen compensation peer group.
•In addition, ISS analysis compares CEO granted pay trends and the value of a $100 investment made on the first day of the five-year period. ISS’ analysis revealed that our CEO’s total compensation over the past five years is aligned with our absolute TSR performance.
5. UNFI Has Less Outstanding Stock Compared to its Peer Companies Resulting in a Relatively High Burn Rate and Greater Dilution Compared to Peer Companies with More Outstanding Stock.
•In fiscal 2019, we acquired Supervalu, which significantly increased the pool of equity participants (by 210 associates) and thus the number of grants beginning in fiscal 2020, even though we did not deepen the pool below director level and did not increase grant sizes.
◦When compared to the two legacy companies each on a standalone basis, there was a 22% reduction in the amount of long-term equity granted to equity participants after the Supervalu merger, due, in part, to workforce efficiencies and alignment of the incentive programs.
•The Compensation Committee regularly assesses the equity compensation plans against our peer group and believes that the current equity grant levels are consistent with (or in some cases below) those of our peer group.
•Only 118,785 shares remained as of November 16, 2020 available under our existing equity plan, and without additional equity available, we may be forced to use other cash-based incentives and it may impact our ability to attract and retain our best-performing associates without a customary equity incentive plan for our size and scale.
6. We Believe Criticism of the Compensation Program and the Equity Incentive Plan Unduly Emphasizes Historical Considerations, Ignores our Efforts to Forge Strong Alignment Between Pay and Performance and Takes Inadequate Account of the Benefits of UNFI’s Human Capital Management Plan and the Need to Attract, Retain, Develop and Incentivize Associates at All Levels.
•At a time when employers are making difficult employment decisions, including mass layoffs, furloughs and pay cuts, UNFI has prioritized its most valuable asset – its associates – and believes that efforts to attract and retain high-performing associates is in alignment with stockholder interests.
◦UNFI was a net job provider in an economy that was decreasing jobs overall and provided temporary pay increases to some of its associates for pandemic-related costs.
◦UNFI significantly increased its investment in associates, through temporarily increased pay, safety measures and associate benefits. Our efforts and investments in workplace safety through the pandemic were recognized as a gold winner in the 2020 Golden Bridge Business and Innovation Awards.
•In providing equity compensation, UNFI is aligning the interests of its associates with its stockholders.
•UNFI has successfully closed dozens of high-quality labor contracts since our acquisition of Supervalu, delivering stability and support to our associates.
As we have indicated previously, the objections that have been raised are not reflective of input or feedback from our robust stockholder engagement and outreach. We remain committed to continuing stockholder engagement efforts now and in the future. We welcome stockholder feedback about our executive compensation practices and welcome your views on these and other important considerations.
The Board of Directors urges our stockholders to cast their votes “FOR” our say-on-pay proposal and “FOR” an amendment to the 2020 Equity Incentive Plan.

Annex

Our Response to Stockholder Feedback

Enhanced our recoupment policy to permit the Board to require forfeiture of incentive compensation in the event of certain misconduct causing reputational harm, and to provide for reporting of any required recoupment or forfeiture thereunder in certain circumstances;

Implemented the use of tally sheets (showing all forms of compensation for each officer) and measurements of internal pay equity, beginning in fiscal 2019 and expanding the use of these tools and measurements into fiscal 2020;

Removed duplicative performance metrics from short- and long- term incentive plans and revised payout levels at threshold and maximum to 50% and 150%, respectively, from 35% and 200%, respectively, to limit potential maximum payments, and further align our program to market practice at both the threshold and maximum payout;
Removed subjective personal goals from our annual cash incentive program and tied all payouts under this program to pre-established financial goals that are aligned with strategic initiatives;

Aligned all executives, including the CEO, to adjusted EBITDA as the single metric for the annual cash incentive program to support a unified focus on growth in core operational performance and to reward achievement of this most important driver of our overall financial performance;

Aligned long-term incentive awards to market by moving to 3-year cliff-vesting from 2 years for performance share units, or PSUs, and moved to 3-year ratable annual vesting from 4-year ratable annual vesting for time-based restricted share units, or RSUs, to align with focus on long-term goals and market expectations;

Implemented a provision for equity awards to continue vesting in retirement, to keep executives focused on long-term performance through their retirement date, and to create a universal approach to all equity participants;

Implemented a new stock plan that includes the addition of robust restrictive covenants, payment of dividends only upon vesting, one-year minimum vesting period and better defined death, disability and retirement treatment to create a universal approach for equity participants;

Reduced the multiples in our change in control and severance agreements, clarified the definition of change in control and limited the number of executives who are covered by these arrangements, which we intend to maintain going forward;
Aligned pay programs competitively, both internally and externally with the market; and

Revised the metrics in the long-term incentive program to base awards on adjusted EPS (60% of the award potential), adjusted ROIC (20% of the award potential), and leverage ratio (net debt to adjusted EBITDA) (20% of the award potential), which are the most important drivers of the Company’s long-term success.